Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces New Board Member

BRISTOL, VA, January 30, 2013 - Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal supplier, today announced the election of Angelo C. Brisimitzakis to its Board of Directors effective on February 27, 2013.
Angelo C. Brisimitzakis served as president, chief executive officer and a director of Compass Minerals International, Inc., a leading producer and marketer of inorganic mineral products with manufacturing sites in North America and the U.K., from May 2006 through December 2012.  Prior to that time, Dr. Brisimitzakis was employed from 1998 to 2005 with Great Lakes Chemical Corporation, last serving as executive vice president of flame retardants and performance products business unit.  Dr. Brisimitzakis joined Great Lakes Chemical Corporation after fourteen years of service with General Electric Company, where he worked within multiple businesses, and last served as global product (business) manager-elastomers at GE Silicones.
“We are very pleased that Angelo is joining Alpha's Board,” said Kevin Crutchfield, chairman and CEO.
“Dr. Brisimitzakis brings extensive experience to our Board through his recent leadership of an international minerals business, including operations, sales, supply chain, acquisitions, strategic planning and general management.  His broad international experience and service as a chief executive officer and director of a NYSE-listed company also contributes significant business and corporate governance leadership experience to our Board.”
Dr. Brisimitzakis will join current Board members: Kevin S. Crutchfield; William J. Crowley, Jr.; E. Linn Draper, Jr.; Glenn A. Eisenberg; Deborah M. Fretz; P. Michael Giftos; L. Patrick Hassey, Joel Richards, III; James F. Roberts; and Ted G. Wood.
About Alpha Natural Resources
With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America's third-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2011, the company had more than 200 customers on five continents. More information about Alpha can be found on the company's Web site at www.alphanr.com.

Media Contact
Ted Pile
276-623-2920
tpile@alphanr.com